Exhibit 7
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

		IFRS
		Excl.
		32/39	IFRS	IFRS	IFRS

	2004	2004	2005	2006	2007

Total interest expense from the banking operations	16,739	16,707	39,109	49,978	67,773
Other interest expenses	1,018	1,019	969	1,016	1,102
Interest credited on investment contracts and universal life-type contracts (FAS 97)	3,809	3,809	5,453	5,084	2,879

Total interest expense	21,566	21,535	45,531	56,078	71,754

Capitalized interest during construction	2	—	—	2	—

Total Charges	21,568	21,535	45,531	56,080	71,754

Dividend in preference shares	14	14	—	—	—
Dividend in preference shares — TIER1 capital	131	136	—	—	—

Total Charges inclusive Dividend in preference shares	21,713	21,685	45,531	56,080	71,754

Pre tax profit	8,009	7,740	8,894	9,940	11,042
Total interest expense	21,566	21,535	45,531	56,078	71,754
Losses from investments accounted under the equity method	(7)	(7)	(3)	(3)	(3)

Total	29,568	29,268	54,422	66,015	82,793

Earnings to Fixed Charges:
Including Interest on Deposits	1.37	1.36	1.20	1.18	1.15
Earnings to Combined Fixed Charges and Preferred Stock Dividend:
Including Interest on Deposits	1.36	1.35	1.20	1.18	1.15